Exhibit 99.4

G. Robert Lucas

13 Edge of Woods

New Albany, OH 43054

April 25, 2014

Mr. Steven A. Davis

Chairman of the Board and Chief Executive Officer

Ms. Cheryl L. Krueger Chairperson

Nominating and Corporate Governance Committee

Colin M. Daly

Corporate Secretary

Bob Evans Farm, Inc.

8111 Smith’s Mill Road

New Albany, Ohio 43054

Dear Board of Directors:

This letter serves to provide notice that I will not be standing for re-election as a member of the Board of Directors of Bob Evans Farms, Inc. (“Bob Evans”) at the end of my current term. I intend to retire from my position as a director on the Board of Directors of Bob Evans, effective immediately prior to the Bob Evans’ 2014 Annual Meeting of Stockholders.

To avoid any uncertainty, my retirement as a director is not related to any disagreement with Bob Evans.

I am honored to have had the privilege to serve on the Board and would like to wish all of you the very best in the years ahead.

Sincerely,

/s/ G. Robert Lucas

G. Robert Lucas